EXHIBIT 10-25
                               STATE OF NEW YORK
                           PUBLIC SERVICE COMMISSION

                                              At a session of the Public Service
                                                Commission held in the City of
                                                 Albany on October 24, 2001



COMMISSIONERS PRESENT:

Maureen O. Helmer, Chairman
Thomas J. Dunleavy
James D. Bennett
Leonard A. Weiss
Neal N. Galvin


CASE 01-E-0011 - Joint Petition of Niagara Mohawk Power
                 Corporation, New York State Electric & Gas
                 Corporation, Rochester Gas and Electric
                 Corporation, Central Hudson Gas & Electric
                 Corporation, Constellation Nuclear, LLC and Nine
                 Mile Point Nuclear Station, LLC for Authority
                 Under Public Service Law Section 70 to
                 Transfer Certain Generating and Related Assets and for Related Approvals.


                       ORDER AUTHORIZING ASSET TRANSFERS

                    (Issued and Effective October 26, 2001)


BY THE COMMISSION:

                                 INTRODUCTION
                                 ------------
         On January 31, 2001, Niagara Mohawk Power Corporation (Niagara Mohawk), Rochester Gas and Electric Corporation (RG&E), Central Hudson Gas & Electric Corporation (Central Hudson) and New York State Electric & Gas Corporation (NYSEG) submitted, pursuant to Public Service Law (PSL) (S)70, a Joint Petition seeking authority to transfer their respective interests in the Nine Mile Point Nuclear Generating Station to Constellation

CASE 01-E-0011

Nuclear, LLC and Nine Mile Point Nuclear Station, LLC (together
Constellation)./1/

         The Administrative Law Judge assigned to this case conducted conferences on January 17 in anticipation of the Joint Petition and on February 14, 2001./2/ Thereafter, the Judge required the parties to file comments or testimony concerning the proposed sale and the ratemaking for the gain or loss on the transaction./3/ On or about April 13, 2001, six parties filed either comments or testimony: Department of Public Service Staff, the State Attorney General's Office, the International Brotherhood of Electrical Workers - Local 97, Nucor Steel Auburn, Inc., RG&E, and Mr. John Mavretich./4/ On or about May 11, 2001, NYSEG, RG&E, Central Hudson, Niagara Mohawk and IBEW Local 97 responded to the April 13 submissions.

         In accordance with 16 NYCRR 3.9, the petitioners notified the active parties and other interested persons of the settlement conferences being conducted in this case. The conferences began in March 2001 and continued throughout the proceeding. As a result, each petitioner has executed a Joint Proposal with Staff. The State Consumer Protection Board has also entered into the Joint Proposals.

         Niagara Mohawk filed its Joint Proposal on May 7, 2001 and Multiple Intervenors joined in it. If we adopt its terms,

____________________

/1/ Niagara Mohawk owns Nine Mile Unit 1 and 41% of Nine Mile Unit 2. NYSEG owns 18% of Nine Mile 2, RG&E owns 14%, and Central Hudson has 9%. The remainder belongs to the Long Island Power Authority. LIPA is not selling its interest at this time.

/2/ Additional conferences were held on May 15 and September 14, 2001. An evidentiary hearing was scheduled to begin on September 25, 2001; however, it was cancelled when the last Joint Proposal was executed.

/3/ The Joint Petition contained supporting affidavits and prefiled testimony from Constellation, Niagara Mohawk and the other Nine Mile 2 cotenants. This permitted the Judge to solicit other parties' positions early in the proceeding.

/4/   Mr. Mavretich appeared in this proceeding on behalf of Congressman Maurice
      D. Hinchey.

the Joint Proposal would resolve all matters pertaining to Niagara Mohawk.

         RG&E filed next on August 9, 2001. Like the first one, RG&E's Joint Proposal seeks to resolve all matters related to the sale of the Nine Mile facilities and the recovery of the company's costs. Central Hudson filed on September 19, 2001. This proposal also seeks to resolve matters related to the sale and other matters that could have been raised in this proceeding.

         On September 20, 2001, Constellation and Staff submitted a Joint Proposal that addresses decommissioning trust fund matters. Finally, on September 27, 2001, NYSEG filed a Joint Proposal like the other cotenants' proposals that would resolve all the company's issues related to Nine Mile.

         By notices issued on September 18 and 28, 2001, we provided the public and interested parties an opportunity to comment on the cotenants' and Constellation's Joint Proposals. Comments and responses were received from the State Attorney General's Office, Mr. Mavretich, IBEW Local 97, Nucor Steel Auburn, Inc., Niagara Mohawk, Central Hudson, RG&E, NYSEG, Constellation and Staff.

                              THE JOINT PETITION
                              ------------------
         Niagara Mohawk proposes to sell Nine Mile 1 to Constellation for $234 million subject to various specified price adjustments. Niagara Mohawk and the other utility company cotenants propose to sell their 82% interest in Nine Mile Unit 2 to Constellation for $581 million, also subject to price adjustments./5/ Half the purchase price is payable at the closing; the other half will be paid in five annual installments with interest. The real, personal and intangible property included

____________________

/5/ Adjustments will be made to the base purchase price for the actual closing date for the sale, human resource payments, capital additions and replacements, low-level waste disposal costs, the continuation of the facilities' NRC licenses, and uranium enrichment/fabrication costs.

in the sales is specified in the December 11, 2000 Asset Purchase Agreements./6/

         Constellation will assume various liabilities and obligations for the fuel the units consume; the storage and disposal of spent nuclear fuel; high-level and low-level waste; environmental liabilities; and, for injury and damage to persons or property.

         Constellation will also be responsible for decommissioning the Nine Mile units. The cotenants will transfer their decommissioning funds to Constellation at the closing and adjustments will be made for any over- or under-funding as necessary.

         Constellation has offered to employ the 1,337 employees who currently work at the Nine Mile facilities. It will also assume the collective bargaining agreement that exists between Niagara Mohawk and IBEW Local 97. Employees who transfer to Constellation will retain their seniority and receive full credit for their service with Niagara Mohawk.

         Niagara Mohawk and Constellation have entered into a Nine Mile 1 Power Purchase Agreement (PPA). The PPA would run to August 22, 2009, concurrent with the facility's NRC operating license. The cotenants and Constellation have also entered into Nine Mile 2 Power Purchase Agreements for ten years. Pursuant to the PPAs, Constellation will sell to the utility companies 90% of the capacity and electric output from the generating units. The parties have agreed to monthly base prices, differentiated between on-peak and off-peak periods. When the PPAs expire, the utility companies will have no further right or obligation to purchase any output from the Nine Mile units.

         In connection with Nine Mile 2, the cotenants have entered into ten-year Revenue Sharing Agreements (RSAs). The RSAs provide the utility companies 80% of the amount by which


_________________

/6/ The property includes: spent nuclear fuel, high-level and low-level waste, and fuel-related inventory; machinery and equipment; transferable agreements, contracts and permits; books and records; and, unexpired warranties and guarantees from third parties.

actual market prices exceed a specific schedule of floor prices. Any such amounts will be credited to the utility companies.

         In a related matter, RG&E, Central Hudson and the Long Island Power Authority (LIPA) are selling their Nine Mile 2 transmission facilities to Niagara Mohawk at their net book value./7/ Niagara Mohawk will also enter into an agreement with NYSEG to operate and maintain NYSEG's 18% interest in the Nine Mile 2 transmission facilities. Niagara Mohawk will provide Constellation interconnection service and off-site services for Nine Mile 2 until they mutually agree to terminate this arrangement.

         Niagara Mohawk will retain ownership of the Nine Mile 1 interconnection facilities and provide Constellation interconnection service and off-site services for this unit until they agree to end the arrangement.

         The Nine Mile 2 cotenants (including LIPA) have entered into a Cotenant Agreement that addresses the materials and supply inventory, nuclear insurance matters, and the accounting for employee pension and retirement benefits. This agreement requires them to share Nine Mile 2 costs and benefits to the time of the closing and as necessary to wind down the cotenancy. They will share the cost of certain employee retention, incentive and severance payments.

         The selling cotenants have also entered into a Selling Cotenants Agreement that specifies the closing and transaction costs they will and will not share. This agreement also addresses the transfer of decommissioning funds to Constellation, and the regulatory treatment for the Nine Mile 2 material and supplies inventory.

         The petitioners have also entered into Reciprocal Easement Agreements that provide the owners of the generation and transmission rights access to certain facilities after the

________________

/7/ This transaction concerns the Scriba Substation, a tract of land encompassing the substation, and certain transmission lines that connect Nine Mile 2 to Niagara Mohawk's transmission system.

sale. Niagara Mohawk may also provide Constellation services after the closing pursuant to a Service Agreement.

         Finally, the Town of Scriba entered into a Memorandum Of Understanding
(MOU) with the cotenants that addresses property taxes, special assessments, and other levies applicable to the Nine Mile facilities. The MOU provides a gradual tax reduction over five years and stable taxes thereafter. Over a ten-year period, taxes are expected to be $125 million less than past amounts. Constellation has agreed to accept the MOU.

                              THE JOINT PROPOSALS
                              -------------------
Niagara Mohawk
--------------

         The Niagara Mohawk Joint Proposal (NMJP) addresses the sale of the Nine Mile 1 and 2 facilities and the recovery of the company's costs. Among other things, it covers: operating practices, budgets, expenses, capital costs, inventories, material and supplies, investment tax credits, excess deferred federal income taxes, plant valuations, ratepayer benefits, costs and benefits realized after the closing, nuclear insurance matters and stranded costs. The Joint Proposal does not limit Staff's right to audit the final transaction costs (and adjustments) for the sales.

         In general, the NMJP adopts the accounting and ratemaking methods presented by two company witnesses in prefiled testimony that accompanied the Joint Petition./8/ The NMJP reduces Niagara Mohawk's unamortized investment in the Nine Mile units by $123 million before the company is permitted to record a regulatory asset for the remainder. Until the Commission addresses Niagara Mohawk's rates, the NMJP requires the company to record (in a memorandum account) the

_________________

/8/ The NMJP incorporates the joint testimony of Messrs. Steven W. Tasker and Dennis B. Schafer. While this testimony supported an amortization period for the nuclear regulatory asset balance not to exceed ten years, the NMJP recognizes adjustments to the nuclear regulatory asset balance that can either shorten the amortization period or extend it beyond ten years.

amortization, variations and adjustments to the nuclear regulatory asset in accordance with its terms.

         The NMJP applies the same rate of return to the nuclear regulatory asset as applies to Niagara Mohawk's transmission and distribution assets. The next time the Commission sets the company's rates, Niagara Mohawk will continue to seek to earn the same return on the regulatory asset as applies to the transmission and distribution assets.

         The NMJP applies the entire purchase price to the ratepayers' benefit as of the closing and it does not wait for Constellation to pay the second half over five years. For this reason, the NMJP permits Niagara Mohawk to retain the interest payments and any prepayments Constellation makes.

         With respect to nuclear insurance matters, the NMJP requires Niagara Mohawk to pass to ratepayers any future distributions from the Nuclear Electric Insurance Limited (NEIL) related to the premiums it paid to ensure eligibility for future distributions. If and when Niagara Mohawk accesses or converts its nuclear insurance rights into an asset, it will flow them to ratepayers.

Rochester Gas & Electric
------------------------

         The terms of the RG&E Joint Proposal (RJP) resolve all matters related to the sale of the company's interest in Nine Mile 2 and the recovery of its costs. The RJP preserves Staff's right to audit the final transaction costs and adjustments.

         Among other things, the RJP addresses: the auction, operating practices, budgets, expenses, capital costs, inventories, Nine Mile 2 revenue requirements, capacity and energy forecasts used to purchase electricity from Constellation, replacement power costs, transaction costs incurred in this and another proceeding, RG&E's right of first refusal, the company's Advantage New York proposal, pension and retirement benefits, investment tax credits, excess deferred federal income taxes, RG&E's Exit Agreement with Niagara Mohawk, decommissioning costs, Nine Mile 2 valuation, ratepayer benefits, costs and benefits realized after the closing, nuclear insurance matters and regulatory asset recovery, including the rate of return on and the risks associated with the regulatory asset.

         The RJP adopts the accounting and ratemaking methods presented by two company witnesses in affidavits and testimony accompanying the Joint Petition./9/ It allows RG&E to establish a $329.5 million regulatory asset when Nine Mile 2 is sold. Thereafter, the company would write off and reduce this amount by $20 million. The company would record its amortization, variations and adjustments to the Nine Mile 2 regulatory asset in a specified account in accordance with the terms of the Joint Proposal. The regulatory asset would earn an 11.5% return until the next time RG&E's electric rates are set. RG&E will seek to have the return on the regulatory asset set the same as its electric utility business.

         Ratepayers would obtain the full benefits of the purchase price RG&E receives from Constellation from the start. Consequently, the company would keep the interest payments and any prepayments it receives from Constellation. Any Nuclear Electric Insurance Limited (NEIL) distributions RG&E receives for Nine Mile 2 would be flowed to customers, as would any portion of the asset rights that convert to the company.

Central Hudson
--------------

         The Central Hudson Joint Proposal (CHJP) resolves all Nine Mile 2 matters that could have been raised in this case and it does not limit Staff's rights to audit the final transaction costs. The matters covered by the CHJP include: the auction, operating practices, budgets, expenses, capital costs, inventories, transaction costs for this and another proceeding, retirement and pension benefits, investment tax credits, excess deferred federal income taxes, decommissioning costs, Nine Mile 2 valuation, ratepayer benefits, costs and benefits realized after the closing, nuclear insurance costs, federal tax and

_______________

/9/ The RJP incorporates the affidavits and testimony of Messrs. James J. Fletcher and Joseph J. Syta.

auction incentives related to the Danskammer and Roseton Generating Stations that Central Hudson has sold.

         The CHJP incorporates the accounting and ratemaking methods a company witness presented in testimony filed with the Joint Petition./10/ The CHJP requires Central Hudson to use the Nine Mile purchase price (net of adjustments, offsets, and expenses) to benefit ratepayers. It also requires the company to provide another $19 million to benefit ratepayers. The CHJP allows the company to keep the interest payments and any prepayments Constellation provides. All future NEIL distributions will flow to ratepayers, as would any rights that convert to Central Hudson.

New York State Electric & Gas
-----------------------------

         The NYSEG Joint Proposal (NYJP) resolves all matters pertaining to Nine Mile 2, including cost recovery. Like the other Joint Proposals, it does not limit Staff's right to audit the final transaction costs and adjustments. Among other things, it covers: the transfer of NYSEG's interest, rate and accounting issues (other than complete disposition of the Nine Mile 2 gain), compliance with the April 25, 2000 order in Case 99-E-0933, compliance with the Price Cap Plan authorized by Opinion No. 98-6, auction results, operating practices, budgets, expenses, capital costs, inventories, transactions costs incurred in this proceeding and in other efforts to sell or transfer Nine Mile 2, pension and retirement benefits, investment tax credits, excess deferred federal income taxes, decommissioning costs, plant valuation, ratepayer benefits, costs and benefits realized after the closing, nuclear insurance matters, and the use of the sale proceeds.

         NYSEG has agreed to establish an Asset Sale Gain Account (ASGA) for the $113 million it expects to receive for its interest in Nine Mile 2. The ASGA will accrue interest and be used by the Commission for financially responsible purposes. One year after it establishes the ASGA, NYSEG will begin to


___________________


/10/   It incorporates Mr. Arthur R. Upright's testimony.

place $1.78 million in the account monthly until new electric rates supercede the prevailing Price Cap Plan. NYSEG will retain the interest payments it obtains from Constellation. Ratepayers will receive all future NEIL distributions and any rights that convert to NYSEG.

Constellation
-------------

         The Constellation Joint Proposal (CJP) resolves certain issues Staff raised concerning the disposition of the decommissioning trust funds. It amends the Nine Mile 1 and 2 Asset Purchase Agreements consistent with the prefiled testimony Staff submitted in this case. The sellers agree with the proposed amendments.

         In sum, the CJP retains Constellation's commitment to make payments to the sellers should it realize unanticipated gains due to any delay in the decommissioning schedules for the facilities. Rather than establish fixed payment amounts for events not expected to occur for many years, the CJP provides an approach that does not create any improper incentives concerning plant decommissioning activity. It is similar to the one Consolidated Edison and Entergy used for the sale of the Indian Point generating facilities. Should decommissioning not occur at the end of the facilities' operating lives, half of any excess decommissioning trust funds will flow to ratepayers.

Support for the Sale
--------------------

         In support of the sale, the Joint Petition acknowledges that the divestiture of utility-owned generation facilities furthers electric industry restructuring and fosters a competitive marketplace in New York. The cotenants maintain that the proposed sale aptly responds to our request that they establish the value of the Nine Mile facilities through an open market process. They point out that experienced managers were used to conduct an auction open to all licensed operators of nuclear power plants.

         The petitioners observe that each utility company will continue their transmission and distribution businesses without impairment and they will remain subject to Commission jurisdiction. Constellation will become an electric company in New York subject to Public Service Law requirements./11/

         The Joint Petition lists Constellation's qualifications to own and operate the Nine Mile facilities. They include the parent company's sizable generation and energy holdings and its interests in nuclear power plants in Maryland./12/

         When the Nine Mile facilities stop generating electricity, Constellation states, it will return the Oswego site to a greenfield condition. To this end, it will apply the decommissioning trust funds in accordance with NRC requirements and ratepayers will not have to provide any more contributions to the trust funds.

         In addition to assuming decommissioning responsibilities, Constellation will assume all operational costs and risks for the Nine Mile facilities. Its ownership of the facilities is not expected to provide it market power in New York. The petitioners note that Constellation does not own any transmission facilities in the State.

         The petitioners state that they have addressed employee concerns and labor interests by offering continued employment and compensation for transfers and severances. They also claim the sale will benefit the local community in Oswego County. Given a favorable real property tax agreement, the petitioners believe Constellation will operate the generating plants reliably in the competitive market.

         Staff also provides its support for the Joint Proposals. It states that each one provides a reasonable balance between ratepayer and shareholder interests. In each instance, Staff considers the amount of costs the utility will

____________________


/11/ Constellation has petitioned for lightened regulation in Case 01-E-0349. An order in that case is being issued today.


/12/   The petitioners also point out that the Nuclear Regulatory Commission
       (NRC) requires license transferees to provide assurances that they are qualified to assume ownership. They specifically point to the NRC's safety, decommissioning, and financial requirements as providing additional support for the authorizations they are seeking here.

absorb (and not seek to recover from ratepayers) as an acceptable result in the prevailing circumstances. Staff also credits the provisions it obtained for various companies to apply amounts already being collected in rates to the unrecovered investment in the nuclear facilities.

         Addressing the Power Purchase Agreements, Staff notes that the PPAs are priced at the current estimate for electricity on the open market. As such, it considers them to be good hedges against market price fluctuations that could adversely affect customers. Likewise, with the Revenue Sharing Agreements, Staff states that the RSAs provide good hedges against market price increases at virtually no cost to ratepayers.

         Overall, Staff states that the Joint Proposals help to introduce competition in the electric industry by ending controversy about the recovery of nuclear power stranded costs.

         In support of the NMJP, Niagara Mohawk states that the proposal provides an equitable resolution of the sale transaction issues and the treatment of stranded and other costs. The company observes that the NMJP is consistent with applicable law and public policy, and it provides a negotiated result that is comparable to a litigated outcome. Niagara Mohawk considers the NMJP's chief attributes to be its preservation of jobs in Oswego County and the continuation of a zero-emission source of electricity.

         Multiple Intervenors also supports the NMJP. It states that the proposal provides a reasonable resolution of the issues, including the reduction of the company's investment by $123 million. MI specifically supports the proposal's Nuclear Electric Insurance Limited (NEIL), purchased power, and revenue sharing provisions.

         According to RG&E, the RJP balances customer and utility interests well and it meets Commission objectives. Having used a competitive bid process, RG&E insists that the purchase price for the facilities compares favorably with the prices paid for other nuclear power plants. It also believes that the separation of the Nine Mile facility from the transmission and distribution assets will foster competition. Given the stranded costs it will forgo and the rate amounts it will use to amortize stranded costs, RG&E considers the proposal to be a fair resolution of the issues.

         Central Hudson also states that it made beneficial concessions to customers that support adoption of the CHJP. By achieving closure on the nuclear generation issues, Central Hudson believes it can focus better on the provision of delivery services and more effectively implement the vision for a competitive electric industry. Thus, the company considers its proposal to be reasonable and in the public interest.

         NYSEG states that the NYJP adds to the development of a competitive electric market and it points to the capital gain on the Nine Mile 2 sale that can be used to benefit ratepayers. It notes that a non-bypassable wires charge might have otherwise been needed to recover nuclear stranded costs. It also notes that customers do not risk Nine Mile 2 replacement power costs during the remainder of the prevailing rate restructuring plan. Finally, NYSEG states its strong preference to avoid becoming a minority owner of Nine Mile 2 with little control over its budget or operations.


                  COMMENTS CONCERNING THE JOINT PROPOSALS/13/
                  ---------------------------------------

State Attorney General
----------------------

         The State Attorney General's Office (OAG) believes that utility company losses from the sale of nuclear power plants should be borne by shareholders and not be charged to ratepayers./14/ According to OAG, shareholders should shoulder the

_________________________

/13/ In addition to the comments reported below, comments were also received from NYSEG and RG&E. NYSEG's comments concerning the need for a new operating agreement for Nine Mile 2 is moot given the NYJP and the proposed sale of the company's interest in the facility. RG&E's comments concern a transmission facility dispute between it and Niagara Mohawk that is pending court action. Whether or not Staff helps to mediate this dispute, RG&E's comments neither detract from nor dispute the merits of the NMJP.

/14/ OAG took the same position concerning the recent sale of the Indian Point nuclear generation facilities. See, risk of nuclear power plants in return for the rewards they may provide. Given the sale of the Nine Mile facilities at less than their book value, OAG believes the stranded costs should be written off and not be converted into regulatory assets for ratepayers to pay. It contends that the utility companies' management (not ratepayers) decided to make uneconomic investments in nuclear power plants. According to OAG, the Commission has ample authority to relieve ratepayers of the stranded cost burdens. It points out that the utility companies were never provided any assurances that stranded costs would be recovered in rates.

         OAG also opposes provisions in various Joint Proposals that seek to restrict parties' rights to challenge the rate of returns the companies will seek in upcoming rate proceedings. It insists that no party should be precluded from advocating a different rate of return for regulatory assets than the one provided for transmission and distribution assets.

         Finally, OAG objects to Joint Proposal provisions that specify monthly true-ups of purchase power costs with market costs./15/ It prefers that these matters be considered in rate cases where other factors bearing on just and reasonable rates can also be considered.


Mr. Mavretich/16/
-------------

         Mr. Mavretich recognizes the convenient opportunity the Joint Proposals provide to end the Nine Mile 2 controversy. However, he see little benefit in them for ratepayers. According to Mr. Mavretich, a greater portion of the companies' stranded costs should be disallowed and not be recovered from ratepayers. He believes that the Joint Proposals are lopsided and they favor shareholder interests. He estimates that over $1

--------------------------------------------------------------------------------

      Case 01-E-0040, Consolidated Edison Company of New York, Inc. - Asset
                      -----------------------------------------------------
      Sale, Order Authorizing Asset Transfer (issued August 31, 2001).
      ----

/15/  Such provisions are contained in the NMJP and the RJP.

/16/ As noted above, Mr. Mavretich appeared in this proceeding on behalf of Congressman Maurice D. Hinchey.

billion of cost recovery is provided to shareholders and he claims that ratepayers will receive no comparable advantage. Consequently, he urges that the Joint Proposals be rejected and that litigation or further negotiations be used to obtain better results for ratepayers.

         Mr. Mavretich specifically endorses the Joint Proposals' terms concerning the future benefits available from Nuclear Electric Insurance Limited
(NEIL). He states that they properly preserve the benefits for ratepayers and they are consistent with the prefiled testimony he provided.

IBEW Local 97
-------------

         IBEW Local 97 represents 6,200 utility workers; 700 work at the Nine Mile facilities. The union supports the Joint Proposals and states that they reasonably balance shareholder and ratepayer interests. Local 97 urges us to act expeditiously to end the uncertainty for workers at the facilities.

Nucor Steel Auburn
------------------

         Nucor Steel Auburn, Inc. believes the NYJP provides an acceptable resolution of the issues concerning NYSEG. It specifically endorses the establishment of an Asset Sale Gain Account that will be used to provide ratepayer benefits in a financially responsible manner.

Alliance For Municipal Power
----------------------------

         In May 2001, the Alliance For Municipal Power (AMP) commented on the NMJP. AMP is concerned about the exit fees that municipal customers pay before they can leave the electric network. In general, AMP has complained about the summary nature of the NMJP, contending that it should have included more details about the purchase price and stranded costs. AMP specifically criticizes the provision that would apply Niagara Mohawk's allowed rate of return to the nuclear regulatory assets. It also wants to review the final transaction costs for the sale. AMP proposes that Niagara Mohawk not be allowed to recover its legal fees related to the sale.

Public Comments
---------------

         Throughout this proceeding, we have received letters, electronic mail, and comments concerning the Joint Petition./17/ Recently, when the parties filed their Joint Proposals, we conducted public information forums in Syracuse on October 2, and in Oswego on October 3, 2001. At the forums, the staff of the Office of Consumer Education and Advocacy described the Joint Petition, the Joint Proposals and solicited comments. The public was also advised to mail, telephone, or submit comments electronically over the internet.

         Among others, we have heard from a certified public accountant in Liverpool who urges us to reject the Joint Proposal and from a resident of Greenlawn who believes that the nuclear power plants should not be sold. A student attending the State University of New York at Potsdam wrote us concerning the safe operation of nuclear power plants and an RG&E ratepayer believes his utility company should write off all the remaining Nine Mile 2 costs. A resident of Oswego not only opposes recovery of stranded costs he believes a portion of the costs ratepayers have paid for the facilities should be returned.

         At the public forums, 33 persons attended and 12 provided comments. Several speakers urged that the power plants not be sold and that they no longer operate. Others expressed concerns about public safety, decommissioning efforts, and the need for more information. We also heard from an individual who was unable to attend the public forums who is concerned about the risks of operating nuclear power plants and would prefer that they be shut down.

                           DISCUSSION AND CONCLUSION
                           -------------------------

         The proposed sale of the four utility companies' interests in Nine Mile 1 and 2, with associated facilities, is consistent with the policies the Commission announced in 1996 to

________________

/17/ Some of the correspondence we received was initially sent to Governor Pataki and various state legislators. Such letters were forwarded to us to consider in this proceeding.

open the electric system to competition and to allow electric generation companies to compete in the sale of electricity. Each of the utility companies has been operating since that time pursuant to a rate restructuring plan the terms of which the Commission has ordered.

         To their credit, the terms of the proposed sales to Constellation are the result of a competitive bid and auction process. This is in stark contrast to the sale terms two utility companies presented in mid-1999 that they subsequently withdrew./18/ In Case 99-E-0933, we understood that multiple bidders were interested in the nuclear generation facilities and we insisted that the utility companies seek to obtain a substantially higher market value for them. That objective has been met in this case with the results of Constellation's successful bid that we find acceptable.

         To assist the utility companies in their auction efforts, in April 2000, we addressed nuclear stranded cost matters and provided several observations. Chief among them, we stated that the sale of the nuclear generation facilities at their current market value would constitute appropriate mitigation of the stranded costs. We also stated our willingness to address the ratemaking treatment for the Nine Mile sale at the same time we determined whether the proposed asset transfer was in the public interest./19/

         As in the recent case involving Consolidated Edison's sale of the Indian Point nuclear facilities to Entergy, the Office of the Attorney General
(OAG) has stated its general opposition to ratepayers paying the stranded costs for sales that fail to produce sufficient proceeds to cover book costs. In this case, two utility companies (Niagara Mohawk and RG&E) clearly have stranded cost losses attributable to the sale of their nuclear generation facilities, a portion of which ratepayers are being called upon to pay. The same might also be

________________________

/18/  Case 99-E-0933, Joint Petition to Transfer Nuclear Generation Assets,
                      ----------------------------------------------------
      Order Allowing Petitions to be Withdrawn (issued April 25, 2000).

/19/  Id., pp. 7 and 8.
      ---
said of the results of Central Hudson's and NYSEG's sale of their nuclear generation assets; however, these companies used gains achieved from the sale of other generating facilities to cover a portion of their book costs for Nine Mile 2.

         Addressing first the circumstances presented by Central Hudson and NYSEG, we find that treatment of nuclear stranded costs provided by the CHJP and the NYJP is acceptable and that they reasonably balance the interests of ratepayers and shareholders. The CHJP requires Central Hudson to place its share of the Nine Mile 2 purchase price in a benefit fund for ratepayers and it requires the company to contribute another $19 million to the benefit fund. These are substantial advantages for ratepayers that support our finding that the sale of Central Hudson's portion of Nine Mile 2 is in the public interest and should be authorized.

         Similarly, the NYJP requires NYSEG to establish an asset sale gain account and to fund it with the company's portion of the Nine Mile 2 sale proceeds and additional amounts. Like the funds Central Hudson is putting aside, the NYSEG funds will be used to benefit ratepayers in a financially responsible manner. These results support our finding that the sale of NYSEG's portion of Nine Mile 2 is in the public interest and should be authorized.

         With respect to Central Hudson and NYSEG, we reject OAG's and Mr. Mavretich's assertions that the gains achieved from the sale of other generation facilities should not have been used to reduce their book costs for Nine Mile 2. Given the acceptable terms of the CHJP and the NYJP that we can adopt, there is no merit in the contention that ratepayer interests are not served by applying the gain on other sales to the Nine Mile book costs.

         Turning to Niagara Mohawk and RG&E, and their proposals to establish regulatory assets to recover Nine Mile stranded costs, in neither instance does the utility company seek to recover their entire loss on the sale transaction. The RJP requires RG&E to write off $20 million of its loss which we find to be a proper amount given the company's current financial and business circumstances, and considering the continuing challenges associated with RG&E's ownership and operation of the Ginna Nuclear Station and its remaining unrecovered nuclear investments. In addition, the RJP requires the company to redirect and use up to $30 million currently being collected in rates to amortize the nuclear regulatory asset. These are substantial ratepayer benefits that otherwise reduce the charges that could have been applied to them. For these reasons, we find that the terms of the RJP are acceptable and the sale of RG&E's interest in Nine Mile 2 is in the public interest.

         As the sole owner of Nine Mile 1 and as the company with the largest single interest in Nine Mile 2 (at 41%), it is no surprise that Niagara Mohawk incurs the greatest loss on the sale of the nuclear facilities. The NMJP balances ratepayer and shareholder interests by requiring the company to write off $123 million of the loss on the sale. However, according to OAG and Mr. Mavretich, Niagara Mohawk (and the other utility companies) should have written off much more than this to provide a proper balance of ratepayer and shareholder interests. Inasmuch as the generation assets were constructed to serve ratepayers and Niagara Mohawk's regulated rate of return was constrained and limited to its cost of capital, OAG's and Mr. Mavretich's contentions are incorrect./20/ Thus, we find no merit in Mr. Mavretich's request for the parties to engage in further negotiations or for us to initiate litigation in this case.

         As to other Joint Proposal terms that have drawn adverse comments, the OAG and the Alliance For Municipal Power (AMP) object to any limits on the rate of return issues in upcoming RG&E and Niagara Mohawk rate proceedings./21/ While the RJP's provisions apply only to Staff and the company,/22/ OAG

________________________

/20/ We also note that Niagara Mohawk recently announced that it is willing, in the context of its proposal to merger with National Grid, to write-off an additional $850 million. Case 01-M-0075, Niagara Mohawk and National Grid
                                               --------------------------------
      Merger Proposal, Joint Proposal (dated October 11, 2001).
      ---------------

/21/  The CHJP and the NYJP do not contain any such provisions.

/22/  RG&E's Reply Comments (dated September 28, 2001), p. 8.

nonetheless objects to them as a matter of public policy. Both the OAG and AMP object to the NMJP's provisions for the limits they seek to impose on third parties.

         We find no compelling public policy reason to preclude Staff from stating in advance the approach it will adhere to and use in upcoming rate proceedings. We are not troubled by the commitments it has made with RG&E that do not impose any limits or restrictions on any other party. With respect to the restrictions the NMJP seeks on third parties proposing a different rate of return for the nuclear regulatory asset, we will place no such restrictions on the comments, or other submissions, that may be provided in other cases.

         OAG is also opposed to the purchase power cost true-up provisions proposed by Niagara Mohawk and RG&E and claims this matter is better left to the companies' upcoming rate proceedings./23/ In response, RG&E states that it only intended the RJP's true-up provision to operate on an interim basis pending the results of its next proceeding./24/ Thus, there does not appear to be any true issue between these parties. With respect to Niagara Mohawk, as stated above, any party who seeks to address the true-up provision in a ratemaking context will not be precluded from submitting their comments or submissions.

         Finally, while AMP believes that Niagara Mohawk should not be allowed to recover all its legal fees, the company's legal fees and final transaction costs remain subject to a final audit./25/

         In summary, we have considered the Joint Petition, and the various agreements the selling cotentants and Constellation

________________________

/23/ OAG also opposed such provision in the CHJP; however, Central Hudson denies that there are any provisions of this sort in its Joint Proposal. Central Hudson's Reply Comments (dated September 28, 2001), pp. 4 and 5.

/24/  RG&E's Reply Comments (dated September 28, 2001), pp. 9 and 10.

/25/ The companies' filing of their final costs will be made public and available for inspection by AMP or any other interested party.

have executed for the Nine Mile facilities. We have also considered the Joint Proposals that the petitioners have executed with Staff, CPB and Multiple Intervenors. Further, as discussed above, we have evaluated the comments that the parties and the public have provided concerning the Joint Petition and the Joint Proposals. All of this leads us to find that the proposed sale of the Nine Mile nuclear generation assets is in the public interest and the transfer should be authorized pursuant to PSL (S) 70.

State Environmental Quality Review Act Findings
-----------------------------------------------

         On May 3, 1996, the Commission issued a Final Generic Environmental Impact Statement (FGEIS) that addressed the statewide environmental, social and economic impacts of a policy opening New York's electric markets to competition. /26/ The FGEIS acknowledged that localized impacts could arise as a result of specific divestiture proposals presented by individual companies. To determine if any such impacts existed, each company was directed to file a draft Environmental Assessment Form (EAF) with its divestiture plan.

         The approval of the sale of Nine Mile 1 and 2 to Constellation constitutes a subsequent action to the policy determinations issued in Case 94-E-0952 and to the rate and restructuring decisions made by the Commission (Opinion Nos. 98-1, 98-6, 98-8, and 98-14.)/27/ Therefore, under the State Environmental Quality Review Act (SEQRA), the Commission must determine whether the impacts associated with the proposed transfer are within the conditions and thresholds of the FGEIS.

________________________

/26/  Case 94-E-0952, et al., Competitive Opportunities Proceeding.
                      -- ---

/27/  Case 94-E-0952, supra, Opinion No. 96-12 (issued May 20, 1996); Case 96-E-
                      -----
      0898, Rochester Gas and Electric Corporation - Rate Restructuring, Opinion
            -----------------------------------------------------------
      No. 98-1 (issued January 14, 1998); Case 96-E-0891, New York State
                                                          --------------
      Electric & Gas Corporation - Rate Restructuring, Opinion No. 98-6 (issued
      -----------------------------------------------
      March 5, 1998); Case 94-E-0098, Niagara Mohawk Power Corporation -
                                      ----------------------------------
      Electric Rates, Opinion No. 98-8 (issued March 20, 1998); and, Case 96-E-
      --------------
      0909, Central Hudson Gas & Electric Corporation - Rate Restructuring,
            --------------------------------------------------------------
      Opinion No. 98-14 (issued June 30, 1998).

         The Commission issued a Final Supplemental Environmental Impact Statement on October 5, 2001, which analyzed the detailed site-specific information provided in the draft SEIS submitted by the petitioners as part of their PSL (S) 70 filing and the other factual information referenced therein. It identifies and addresses the environmental, social and economic impacts found to arise as a result of the transaction. Determinations were made as to whether the impacts identified are within the conditions and thresholds of the FGEIS. Additionally, a comparison was made to the no action alternative to gauge the extent to which impacts actually arose as a result of the proposed action.

         We solicited but did not receive any comments from the public on the draft SEIS. Nonetheless, we recognized a potential significant adverse impact--the asset transfer's effects on property tax revenues. This impact was addressed and found to be mitigated to the maximum extent practicable by a Memorandum of Understanding (MOU) between the cotenants and the Town of Scriba that sets the property taxes for the Nine Mile facilities for the next ten years. Constellation has agreed to accept and abide by the MOU.

         When the localized impacts identified are balanced against the overall benefits to be derived from the proposed transfer (as addressed in this order), it is clear that utility ratepayers, and the State as a whole, will be better off by approving the transaction. The separation of generation facilities from transmission and distribution assets should lead to a competitive marketplace and reduced rates. Lower electric rates should lead to economic growth and development. Given Constellation's focus on nuclear electricity, this transaction should contribute to the safe and continued operation of the plants and to system reliability.

         Accordingly, the Commission makes the findings stated above regarding the environmental impacts associated with the sale. Pursuant to 6 NYCRR 617.11, the Commission certifies that, consistent with environmental, social and economic considerations from among the reasonable alternatives available, the approval of the sale of Nine Mile 1 and 2, and related assets, avoids or minimizes adverse impacts to the maximum extent practicable and satisfies the requirements of SEQRA. The action is also consistent with applicable policies set forth in Article 42 of the Executive Law (Local Waterfront Revitalization and Coastal Resources), as implemented by 19 NYCRR 600, and will achieve a balance between the protection of the environment and the need to accommodate social and economic considerations.

Federal and State Regulation
----------------------------

         The petitioners interpret the Public Utility Holding Company Act (PUHCA) as requiring a finding that new ownership of a generating facility will benefit customers, is in the public interest, and does not violate state law, before Constellation can be afforded exempt wholesale generator (EWG) status for the Nine Mile 1 and 2 generating facilities. Constellation seeks this status so it may operate the facilities free of federal regulation intended for monopoly utilities. Constellation sees the requisite benefit for the public in its participation in the wholesale competitive market, which should result in increased competition.

         Therefore, the petitioners request that findings be made that the Nine Mile generating facilities be determined to be "eligible facilities" as that term is defined by PUHCA (S) 32, thereby allowing the Federal Energy Regulatory Commission (FERC) to issue a decision qualifying Constellation for EWG status under federal law.

         In conformance with PUHCA and FERC's regulations,/28/ the Commission finds that allowing the Nine Mile facilities to become eligible facilities, with Constellation owning the plants (either directly or indirectly through one or more affiliates as defined under federal law)/29/ will benefit New York consumers, is in the public interest, and does not violate New York law.

___________________

/28/  15 U.S.C.A. (S) 79z-51; 18 C.F.R. (S) 365.
/29/  15 U.S.C.A. (S) 79b(a)(ii); 18 C.F.R. (S) 365(a)(1)(i).

         These findings are made on the same basis that we have found that the transaction is in the public interest pursuant to PSL (S) 70. The Commission determined in Case 94-E-0952 (Opinion No. 96-12) that a competitive marketplace for the provision of electricity supply would benefit New York customers and this transaction furthers that goal. Moreover, there is no violation of New York law in transferring the plants to Constellation.

         While Constellation will become an electric corporation under New York law when it assumes ownership of the Nine Mile facilities, it is being accorded lightened regulation./30/ This approach to regulation has been previously approved for generators that intend to participate entirely or primarily in the wholesale market./31/ Constellation, however, will still be subject to state regulation with respect to such matters as enforcement, investigation, safety (subject to the NRC's jurisdiction over radiological matters), reliability and system improvements.

The Commission orders:
---------------------

         1. The terms and conditions of the five Joint Proposals identified and described herein are adopted and incorporated as part of this order.

         2. The Nine Mile 1 and 2 Asset Purchase Agreements are approved, subject to the requirements of this order.

         3. The Cotenant Agreement (as amended by the First Amendment dated September 28, 2000) and the Selling Cotenant Agreement (as amended by the First Amendment dated September 28, 2000) are approved, subject to the requirements of this order.

         4. The Transmission Purchase and Sale Agreement and the Transmission Owners Agreement are approved, subject to the requirements of this order.

__________________

/30/  Case 01-E-0349, Nine Mile Point Nuclear Station, LLC, Order Providing For
                      ------------------------------------
      Lightened Regulation of Nuclear Generation Facilities (Issued October 29,
      2001).

/31/  See, e.g., Case 98-E-1670, Carr Street Generating Station, Order Providing
           ----                  ------------------------------
   for Lightened Regulation (issued April 23, 1999).

         5. The Power Purchase Agreements and the Revenue Sharing Agreements are approved, subject to the requirements of this order.

         6. The Property Tax Memorandum of Understanding is deemed to be reasonable, prudent, and in the public interest.

         7. No later than 90 days following the closing of the sale and transfer of the Nine Mile nuclear assets, the petitioners shall file with the Commission a statement of the amount of proceeds received, the costs incurred, and the proposed accounting and ratemaking treatment for the net proceeds, in conformance with the requirements of this order.

         8. The findings related to the Final Supplemental Environmental Impact Statement required under the State Environmental Quality Review Act described in the body of this order are made.

         9. The findings on exempt wholesale generator status under the Public Utility Holding Company Act described in the body of this order are made.

         10. This proceeding is continued.

                                       By the Commission,





             (SIGNED)                  JANET HAND DEIXLER
                                           Secretary